Exhibit 99.1

Actuate Reports Third Quarter 2009 Financial Results

Posts Record Quarterly BIRT Business of $4.7 Million; Non-GAAP EPS of $0.09 for the Quarter and Up 65% Year-To-Date

SAN MATEO, Calif.--(BUSINESS WIRE)--October 29, 2009--Actuate Corporation (NASDAQ:ACTU), the people behind BIRT™, today announced financial results for the third quarter of 2009.

Third Quarter 2009 Financial and Operational Highlights:

  Fully diluted non-GAAP EPS of $0.09
  Revenues of $29.4 million
  License revenues of $8.6 million
  Non-GAAP Operating margins of 21.3%
  Total cash, cash equivalents and investments of $70.3 million, after $10 million stock repurchase
  Booked transactions greater than $100,000 with 55 customers
  Closed two transactions with a license component in excess of $1.0 million

“While there is emerging consensus that the global economy is on the mend, companies remain cautious about their IT spending,” said Pete Cittadini, President and CEO of Actuate. "We continue to focus on our open source and BIRT strategic initiatives and on growing the adoption of BIRT-related Rich Information Applications, which we believe create differentiation for Actuate in the marketplace. We are pleased to see that this quarter marked a record for BIRT related business, which continues to indicate that our BIRT strategy is working.”

Revenues for the third quarter of 2009 were $29.4 million, compared with $33.7 million in the third quarter of 2008. License revenues for the third quarter of 2009 were $8.6 million, compared with $10.0 million in the year-ago quarter. Maintenance revenues for the quarter were $19.4 million, compared with $20.4 million reported in the same quarter last year. Professional services revenues for the third quarter of 2009 totaled $1.4 million, compared with $3.3 million in the third quarter of 2008.

Operating income, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $4.3 million for the third quarter of 2009, compared with $3.4 million in the third quarter of 2008. Net income for the third quarter of 2009, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $3.1 million, or $0.06 per diluted share, compared with net income of $3.1 million or $0.05 per diluted share in the third quarter of 2008.

Cash used in operations was $1.4 million for the third quarter of 2009. Cash, cash equivalents and investments totaled $70.3 million on September 30, 2009 compared with $58.4 million as of December 31, 2008. For the nine months ended September 30, 2009, cash flow from operations totaled $11.7 million. During the third quarter, the company successfully completed a $10 million stock repurchase program.

Non-GAAP net income for the third quarter of 2009 was $4.4 million, or $0.09 per diluted share, compared with non-GAAP net income of $5.3 million, or $0.08 per diluted share in the third quarter of 2008. Non-GAAP operating margin for the third quarter of 2009 was 21.3%, compared with 20.6% in the same period last year. For the nine months ended September 30, 2009, non-GAAP operating margins were 20.3% compared with 15.8% in the same period last year.

Third Quarter 2009 Business Highlights

  Record quarterly BIRT-related revenue of $4.7 million
  Completed 110 BIRT-based transactions
  Launched BIRT Exchange Marketplace in beta, a showcase for applications and services available to the BIRT community
  Recognized as a top performer by the Aberdeen Group 2009 AXIS Report – Business Intelligence: Reporting and Analytics.
  Actuate Customer, City of Chicago, named a finalist for the Business Intelligence Perspectives “Best Practices in Business Intelligence”.
  Actuate and Red Hat broaden their strategic alliance; Red Hat is now part of Actuate’s BIRT Global Partner Connection and Actuate is now an advanced level member of the JBoss Certified ISV Partner Program.
  Actuate and Infobright announce a high-performance Virtual Machine for Business Intelligence and Data Warehousing, enabling users to access and personalize BIRT content.
  Actuate fortifies its commitment to grow the BIRT community with the appointment of Ray Gans as the first community manager for BIRT Exchange.

During the third quarter, Actuate received significant new and repeat business from, among others: CIGNA Corporation, Deltek, Inc., Dexia Asset Management, Eastern Province Municipality (UK), Federal Home Loan Bank of Atlanta, Infor Global Solutions, MetLife, Inc., Nomura International PLC, Oracle Corporation, Sircon Corporation, State Street Corporation, U. S. Army Corps of Engineers – Huntington, U.S. Army Installation Management Command (IMCOM), U.S. Food and Drug Administration, Wells Fargo & Company and XLSoft Corporation.

Conference Call Information

Actuate will be holding a conference call at 5:00 p.m. Eastern Time, today, October 29th, 2009, to further discuss these results. The dial-in number for the call is 1-866-578-5771 (617-213-8055 for international participants) and the conference identification number is 85889173. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay thereafter.

Actuate – the people behind BIRT

Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.

Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,400 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company's web site at www.actuate.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, restructuring charges, equity plan-related compensation expenses, operating expenses related to idle facilities, one-time professional services fees and other charges and gains which management does not consider reflective of our core operating business. Intangible assets consist primarily of purchased technology, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options, in accordance with the authoritative guidance issued by the Financial Accounting Standards Boards (“FASB”). For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are excluded from the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation calculated in accordance with the authoritative guidance issued by the FASB constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) The Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

e) Operating expenses related to idle facilities are excluded because the charges relate to facilities that have been abandoned and therefore the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan.

f) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. Starting in the quarter ended March 31, 2009, the Company began to use a normalized effective tax rate of 20%. Prior to March 31, 2009 a rate of 30% was used. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's stock option and stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future under the FASB's authoritative guidance on stock-based compensation expense.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the 20% rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Rich Internet Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions (including the performancesoft, Inc. acquisition) on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2008 Annual Report on Form 10-K filed on March 12, 2009.

Copyright © 2009 Actuate Corporation. All rights reserved. Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30,	December 31,
	2009	2008

ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$70,274	$42,050
Accounts receivable, net	20,368	28,017
Other current assets	7,982	6,620
Total current assets	98,624	76,687
Property and equipment, net	4,135	4,729
Goodwill and other intangibles, net	37,239	37,914
Investments	-	16,391
Other assets	14,829	14,791
	$154,827	$150,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$819	$2,067
Restructuring liabilities	2,774	3,206
Accrued compensation	4,349	4,514
Other accrued liabilities	5,158	5,299
Deferred revenue	35,937	40,900
Total current liabilities	49,037	55,986

Long term liabilities:
Notes payable	30,000	30,000
Other deferred liabilities	852	1,054
Deferred revenue	1,614	2,472
Tax liabilities	776	1,660
Restructuring liabilities	884	3,092
Total long term liabilities	34,126	38,278

Stockholders' equity & non-controlling interest	71,664	56,248
	$154,827	$150,512

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Revenues:
License fees	$8,620	$10,021	$25,907	$29,920
Maintenance	19,340	20,406	56,889	56,791
Professional services	1,391	3,254	5,352	11,091
Total revenues	29,351	33,681	88,148	97,802

Costs and expenses:
Cost of license fees	267	350	703	1,066
Cost of services	4,185	5,299	13,718	17,861
Sales and marketing	10,231	13,168	31,433	39,982
Research and development	4,998	5,459	15,256	16,860
General and administrative	5,085	5,053	14,717	14,457
Amortization of other intangibles	170	237	510	711
Restructuring charges	129	672	240	1,075
Total costs and expenses	25,065	30,238	76,577	92,012
Income from operations	4,286	3,443	11,571	5,790
Interest income and other income/(expense), net	(405)	686	179	764
Interest expense	(347)	(3)	(1,057)	(3)
Income before income taxes	3,534	4,126	10,693	6,551
Provision (benefit) for income taxes	395	1,021	1,951	(2,356)
Net income	$3,139	$3,105	$8,742	$8,907
Basic net income per share	$0.07	$0.05	$0.19	$0.15
Shares used in basic per share calculation.	45,580	60,387	45,026	60,505
Diluted net income per share	$0.06	$0.05	$0.18	$0.13
Shares used in diluted per share calculation	50,484	65,397	49,235	66,075

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
Operating activities	2009	2008
Net income	$8,742	$8,907
Adjustments to reconcile net income to net cash from operating activities:
Stock based compensation expense related to stock options and employee stock purchase plan	5,367	7,091
Amortization of other purchased intangibles	675	1,146
Amortization of debt issuance cost	210	-
Depreciation and amortization of property and equipment	1,643	1,740
Net operating loss utilizations (adjustments) related to prior acquisitions	-	(228)
Restructuring charges	-	(0)
Other-than-temporary impairment/(gain) on Auction Rate Securities (ARS)	(678)	-
Loss on the fair value of put option	607	-
Accretion/amortization on short-term debt securities	118	218
Change in valuation allowance on deferred tax assets	(575)	85
Changes in operating assets and liabilities:
Accounts receivable, net of allowance	7,649	16,393
Other current assets	(314)	829
Accounts payable	(1,248)	(1,167)
Accrued compensation	(164)	(2,170)
Other accrued liabilities	130	(1,654)
Deferred tax assets	115	51
Income tax receivable	(1,044)	(2,206)
Income tax payable	(884)	-
Other liabilities	(202)	(124)
Restructuring liabilities	(2,640)	(1,817)
Deferred revenue	(5,821)	(2,649)
Net cash provided by operating activities	11,686	24,445

Investing activities
Purchases of property and equipment	(1,048)	(1,672)
Release of restricted cash	229	-
Proceeds from maturity of investments	13,706	53,418
Purchases of short-term investments	(22,243)	(43,385)
Change in other current and non-current assets	(61)	-
Net cash provided by (used in) investing activities	(9,417)	8,361

Financing activities
Tax benefit from exercise of stock options	2,649	-
Proceeds from issuance of common stock	7,906	4,932
Stock repurchases	(10,039)	(12,675)
Cost of treasury stock	(258)	-
Net cash provided by (used in) financing activities	258	(7,743)
Net increase in cash and cash equivalents	2,527	25,063
Effect of exchange rate on cash	730	(497)
Cash and cash equivalents at the beginning of the period	24,772	21,468
Cash and cash equivalents at the end of the period	$28,029	$46,034

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		(a)	September 30,		(a)
	2009	2008	Notes	2009	2008	Notes
GAAP income before income taxes	$3,534	$4,126		$10,693	$6,551
Non-GAAP adjustments:
Amortization of purchased technology	55	37	(b)	165	110	(b)
Amortization of other intangibles	170	237	(c)	510	711	(c)
Stock compensation expense under FAS123R	1,604	2,080	(d)	5,367	7,091	(d)
Restructuring charges	129	672	(e)	240	1,075	(e)
One-time professional services fees	-	455	(f)	-	483	(f)
Operating expenses related to idle facilities	-	-		-	306	(g)
Non-GAAP income before income taxes	5,492	7,607		16,975	16,327
Non-GAAP tax provision	1,098	2,282	(h)	3,395	4,898	(h)
Non-GAAP net income	4,394	5,325		13,580	11,429
Basic non-GAAP net income per share	$0.10	$0.09		$0.30	$0.19
Shares used in basic per share calculation	45,580	60,387	(i)	45,026	60,505	(i)
Diluted non-GAAP net income per share	$0.09	$0.08		$0.28	$0.17
Shares used in diluted per share calculation	51,175	65,523	(i)	49,293	66,275	(i)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in the Performancesoft acquisition transaction in January of fiscal year 2006. Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method. Actuate adopted the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. Actuate is presenting a non-GAAP adjusted net income per diluted share financial measure which excludes stock based compensation expense for all periods presented. For the three months ended September 30, 2009, stock-based expense included approximately (in thousands): $191, $402, $258, and $753, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the third quarter of 2009 consist of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in July 2009. Included for the 2009 year are charges related to prior facility closures in North America. These charges were based on actual and estimated costs incurred including estimates of sublease income on portions of our idle facilities that we periodically update based on market conditions and in accordance with our restructuring plans. The restructuring expense for the third quarter of 2008 consist primarily of severance payments, payroll taxes and extended medical benefits related to a reduction-in-force that was implemented in August 2008. Included for the 2008 year are charges primarily related to the closure of various office facilities in North America and costs related to the termination of European employees in connection with the previous closure of one of our European operations.

(f) During the quarter, the Company incurred professional fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(g) This relates to a one-time operating expense charge related to our former headquarters facility in South San Francisco, California. The facility was abandoned in September of 2007, when the Company moved to its new headquarters in San Mateo, California.

(h) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company uses a normalized effective tax rate of 20%. Prior to fiscal 2009, the Company used a normalized effective rate of 30%. This item is excluded because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates.

(i) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

CONTACT:
Actuate Corporation
Karen Haus, 650-645-3555
ir@actuate.com